Exhibit 99.1

      Forward Air Corporation Announces the Purchase of Certain Assets of the Airport-to-Airport Operations of U.S. Xpress Enterprises, Inc.

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--May 31, 2005--Forward Air Corporation (NASDAQ:FWRD) today announced that it has signed a definitive asset purchase agreement to acquire certain assets of the airport-to-airport operations of Xpress Global Systems, Inc., a subsidiary of U.S. Xpress Enterprises, Inc. (NASDAQ:XPRSA) for $12.75 million. As part of the agreement, U.S. Xpress has agreed to exit the air cargo airport-to-airport business immediately and to deliver to Forward Air a non-compete agreement and its airport-to-airport customer list. Forward Air will continue to serve both its and Xpress Global's airport-to-airport customers through its nationwide network of terminals in 80 cities throughout the U.S. and Canada.

    About Forward Air

    Forward Air is a high-service-level contractor to the air cargo industry providing time-definite ground transportation services through a network of 80 terminals located on or near major airports in the United States and Canada. The Company provides these services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional airfreight or when air transportation is not economical.

    Important Information

    This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time-to-time in filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

    CONTACT: Forward Air Corporation, Greeneville
             Andrew C. Clarke, 423-636-7000
             aclarke@forwardair.com